UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2019

GENERATION NEXT FRANCHISE BRANDS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55164	45-2511250
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2620 Financial Court, Suite 100, Diego, California 92117

(Address of Principal Executive Offices)

858-210-4200

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Appointment of Directors

Effective October 7, 2019, Ryan Polk was appointed to the Board of Directors of Generation Next Franchise Brands, Inc. (the “Company”) and duly elected by the Board to serve as Chairman of the Board. Ryan Polk has been the Chief Executive Officer of the Company since September of 2019. Mr. Polk has also served as the Chief Operating Officer and Chief Financial Officer of the Company since April 2019. Mr. Polk has previously held President, CFO, and COO positions with founder and private equity owned consumer products companies with revenues above $150 million. Before joining the Company, Polk was a principal with Perissos Partners in Irvine, California, from June 2017 to March 2019. He was Vice President of LDI Ltd., LLC in Indianapolis, Indiana from July 2011 to May 2017 where he also led the mergers and acquisitions team. Mr. Polk is a CPA and an alum of Ernst & Young.

Item 5.02 Departure of Directors

Effective October 7, 2019, Nicholas Yates, a member of the Board of Directors of the Company and Chairman of the Board since 2013, announced his decision to resign from his Chairmanship and as a member of the Board effective immediately. Mr. Yate’s resignation is not due to any disagreements with the Company or any of its operations, policies, or practices.

Item 8.01 Other Events

On October 7, 2019, Nicholas Yates announced he would rescind all of his unexercised stock option agreements including vested and unvested options. Mr. Yate’s currently has stock option agreements for an aggregate of 9,500,000 shares of Company common stock, 2,500,000 of which are vested but not exercised. Mr. Yate’s decision not to exercise his options now or in the future will allow those shares to be available to the Company for the purpose of raising capital and will reduce future dilution for current shareholders.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Generation Next Franchise Brands, Inc.

Date: October 7, 2019	By:	/s/ Ryan Polk
Ryan Polk
Chief Executive Officer

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